Exhibit 10.4

ADDENDUM  TO
AMENDED WEBSITE CONTENT LICENSE AGREEMENT

Addendum dated as of April 29, 2014 (the "Effective Date"), is by and between PSiTech Corporation, a BVI Corporation, with offices located at  303, 3rdFl, St. Georges Bldg, 2 Ice House St, Central, Hong Kong("Licensor") or ("PSiTech"), and Empirical Ventures, Inc., a Nevada corporation with offices located at 100, 40 Lake Bellevue Dr, Bellevue, WA("Licensee") or ("Empirical).

WHEREAS, Empirical has requested clarification from PSiTech as to certain items of interest that are not in the Amended License Agreement.

1. Improvements and Enhancements.

Any improvement, enhancement, proprietary programming, discovery or other value added enhancement developed by Empirical or jointly with others hired by Empirical, to the content supplied by PSiTech ( Source Code)  shall vest with Empirical and PSiTech may use outside of Empirical's Territory (North America) any improvement, enhancement, proprietary programming, discovery or other value added enhancement developed by Empirical or jointly with others hired by Empirical .

2. Corporate Name

The corporate name Go-page Corporation and shall be the property of Empirical.

3. Customers

All  North American customers that have subscribed to, or potential customers that have been contacted by Empirical or their agents shall remain the property of Empirical.

4. Non Solicitation

 PSiTech agrees not to solicit from Empirical, or its successors for the term of the license agreement and any subsequent renewal periods, and for a period of 24 months thereafter.  The phrase “solicit” as used in this clause means that PsiTech will not directly or indirectly induce or attempt to induce (a) any employees, consultants, agents or independent contractors to leave their employment or engagement with Empirical or (b) any existing (or known prospective) customers or subscribers of Services provided by the Empirical or service providers to terminate or down-size their relationship with Empirical, for the purpose of selling to them any services which are the same as or substantially similar to or competitive with the services and business of Empirical.

5.Purchase

In the event of termination of the Amended License Agreement by the parties, PSiTech would be obligated to purchase any and all of Empirical's customer's, improvements, enhancements, proprietary programming, discoveries, inventions or other value added enhancement developed by Empirical or jointly with others hired by Empirical, at a price to be negotiated by the two parties.

6. Other Technology

PSiTech represents and warrants that that Empirical's License represents only a segment of the Go-Page concept and further represents and warrants that the Go-Page concept is not the sole technology owned by PsiTech. Additionally,  PsiTech represents and warrants that there are no conflicts or potential conflicts with the Go-Page concept or any other technology owned by PSiTech that would have an adverse, negative or competitive impact on Empirical with in Empirical's Territory (North America).

7. Full Force and Effect

In all other respects, all other aspects of the current amended Website Content License Agreement by and between the parties dated March 27, 2014, remain in full force and effect  and are hereby ratified and affirmed.

IN WITNESS WHEREOF, the parties hereto have executed this Addendum as of the date first above written.

PSITech Corporation
/s/Cameron Investments Limited Name: Cameron Investments Limited Title: Director

Empirical Ventures, Inc.
/s/ Peter Schulhof Name: Peter Schulhof Title: President